Exhibit 99.1

MAX CAPITAL GROUP LTD. PROVIDES UPDATE ON FOURTH QUARTER INVESTMENT PERFORMANCE

HAMILTON, Bermuda – December 2, 2008—Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) today announced that the estimated total return on its overall investment portfolio including investment income for the two months ended November 30, 2008 is negative 0.3% and for the year through November 30, 2008 is negative 2.47%. The estimated total principal decline on its overall investment portfolio for the two months ended November 30, 2008, including unrealized gains and losses but excluding investment income, was $45 million, representing $0.81 per share. The Company’s book value per share as of September 30, 2008 was $22.77.

Max Capital’s portfolio of cash and fixed maturities, which represented 81.4% of the Company’s total invested assets of approximately $5.0 billion as of September 30, 2008, has increased approximately $25 million for the two months ended November 30, 2008. We believe this increase is attributable to the composition of the portfolio, which is well diversified, of high quality and highly liquid. Approximately 70% of the portfolio is rated Aaa or above, including 50% that is invested in cash, governments, agencies and agency mortgage backed securities.

Max Capital’s portfolio of alternative investments represented 18.6% of the Company’s total invested assets as of September 30, 2008. The Company estimates the return on its alternative investments for the two months ended November 30, 2008 to be negative 6.8% or, a reduction in value of approximately $70 million. In accordance with the Company’s accounting policy, the unrealized mark-to-market gains and losses emanating from its alternative investment portfolio are recorded through net income rather than as an adjustment to book value through other comprehensive income.

The Company’s alternative investment performance for October and November compares to negative 11.7% over the same period for the HFRI Fund of Funds Index, which the Company believes is the most comparable benchmark for this asset class. On a year to date basis through November the return on Max Capital’s alternative investments is estimated to be negative 18.4% compared to negative 23.5% for the HFRI Fund of Funds Index.

W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital, said: “In this period of unprecedented market events and volatility, we believe interim investor communication is desirable. The high quality of Max’s fixed income portfolio has kept our investment mark-to-market performance within very manageable levels. We are making good progress with our plans to reduce our allocation to alternative investments to approximately 15%, while increasing the diversity of those investments; both with a view to mitigating future volatility. This strategy should enable us to have more capital available for our global underwriting activities. With mature and diverse underwriting operations in Bermuda, Ireland, the U.S. and, now, at Lloyd’s, we believe we are well-positioned to execute our 2009 business plan and to take advantage of the market hardening that is becoming apparent, particularly in reinsurance lines.”

This press release should be read in conjunction with the more detailed Investment Portfolio Update that has been concurrently posted on the Company’s website: www.maxcapgroup.com.

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release includes statements about future economic performance, finances, expectations, plans and prospects of Max Capital Group Ltd. that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to Max Capital’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Max Capital with the SEC. Max Capital undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT: Max Capital Group Ltd.

N. James Tees, 1-441-293-8800

Executive Vice President

jim.tees@maxcapservices.com

or

Kekst and Company

Roanne Kulakoff, 1-212-521-4837

roanne-kulakoff@kekst.com

SOURCE: Max Capital Group Ltd.